Exhibit 99.1

CONSENT

I hereby consent to serve as a director of Therapeutics Acquisition Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

	By:	/s/ Neil Fleshner, M.D., MPH
Name: Neil Fleshner, M.D., MPH

Date: March 22, 2021